EXPENSE LIMITATION AGREEMENT

between

THE STARBOARD INVESTMENT TRUST

and

SF ADVISORS, LLC

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INDEX

1.	EXPENSE LIMITATION	pg 3
2.	TERM AND TERMINATION	pg 5
3.	MISCELLANEOUS	pg 5

APPENDIX A		pg 8

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EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT ("Agreement") is made and entered into effective as this 28th day of August, 2014 by and between THE STARBOARD INVESTMENT TRUST, a Delaware statutory trust (the "Trust"), on behalf of its series, the SF Group Funds (the "Funds"), and SF ADVISORS, LLC, a Pennsylvania Limited Partnership (the "Advisor").
WHEREAS, the Trust is a statutory trust organized under the Certificate of Trust ("Trust Instrument") and is registered under the Investment Company Act of 1940 (the "Act") as an open-end management investment company; and
WHEREAS, each Fund is a series of the Trust; and
WHEREAS, the Funds and the Advisor have entered into an Investment Advisory Agreement dated August 28, 2014 ("Advisory Agreement"), pursuant to which the Advisor provides investment advisory services to the Fund(s); and
WHEREAS, the Fund(s) and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the expenses of the Fund(s), and, therefore, have entered into this Agreement, in order to maintain the Fund(s)' expense ratios within the Operating Expense Limit, as defined below;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	EXPENSE LIMITATION
(a)
Applicable Expense Limit.  Each Fund has set an Operating Expense Limit, outlined below and stated in Appendix A. Applicable Expense shall be defined as the aggregate expenses of every character, including but not limited to investment advisory fees of the Advisor, fees and expenses, but excluding those expenses and other expenditures which are capitalized in accordance with generally accepted accounting principles, acquired fund fees and expenses, other extraordinary expenses not incurred in the ordinary course of each Fund's business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940) incurred by each Fund in any fiscal year. These expenses are typically shown on the financial statements of the Fund(s) and classified as the Fund Operating Expenses.  Each Fund has further agreed to a Total Expense Limit stated in Appendix B which includes the Operating Expenses as defined above, plus the acquired fund fees and expenses.

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(b)
Due from Advisor Reimbursement. To the extent that the Fund Operating Expenses exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the "Excess Amount") shall be the liability of the Advisor.  Those expenses incurred on behalf of the Fund and the Advisor, particularly those expenses advanced on the Advisor's behalf for Fund marketing and distribution, shall also be the liability of the Advisor and payable to the party advancing such expenses on the Advisor's behalf. Marketing expenses are specifically excluded as being deemed a liability of any party other than the Advisor. In determining the Fund Operating Expenses, expenses that each Fund would have incurred but did not actually pay because of expense offset or brokerage/services arrangements shall be added to the aggregate expenses so as not to benefit the Advisor.

(c)
Expense Limit Calculation.  Each Fund's maximum operating expense limits   in any year shall be calculated as a percentage of the average daily net assets of each Fund. The fee shall be calculated as of the last business day of each month based upon the average daily net assets of each Fund determined in the manner described in the Funds' Prospectus and Statement of Additional Information. For purposes of the Operating Expense Limit, that calculation shall include all the expenses directly charged to the net asset value of each Fund. For purposes of the Total Operating Expense Limit, that calculation shall include the Operating Expenses as defined above, plus the expenses charged to the underlying investment company investments held by each Fund during the period of calculation.

(d)
Method of Computation.  To determine the Advisor's liability with respect to the Excess Amount, each month each Funds Operating Expenses shall be annualized as of the last day of the month.  If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of a Fund, the Advisor shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit.  If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Advisor shall also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

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(e)
Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Advisor to each Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.	TERM AND TERMINATION
This Agreement shall continue in effect until August 29, 2016 and shall thereafter continue in effect from year to year for successive one-year periods unless terminated as provided in this paragraph.  This Agreement may be terminated, without payment of any penalty, by: (i) the Trust at any time, so long as such action has been authorized by resolution of a majority of the Trustees who are not party to this Agreement or "interested persons" of the Trust, as defined in the Investment Company Act of 1940, or by a vote of a majority of the outstanding voting securities of the Trust; and (ii) by the Advisor upon thirty days' prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period.  In addition, this Agreement shall terminate with respect to the Funds upon termination of the Advisory Agreement.
3.	MISCELLANEOUS
(a)	Captions. The captions in this Agreement are included for convenience only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.
(b)
Interpretation.  Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

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(c)
Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the Investment Company Act of 1940, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the Investment Company Act of 1940.

[Signatures on Following Page]
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[Signature Page to Expense Limitation Agreement]

REPRESENTATION OF SIGNATORIES.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

THE STARBOARD INVESTMENT TRUST On behalf of the SF Group Funds

By:	/s/James H. Speed, Jr.
Name:	James H. Speed, Jr.
Title:	Independent Trustee and Chairman

SF ADVISORS, LLC

By:	/s/Sergio E. Sotolongo
Name:	Sergio E. Sotolongo
Title:	Chief Executive Officer

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EXPENSE LIMITATION AGREEMENT
Appendix A
OPERATING EXPENSE LIMIT SCHEDULE

FUND	OPERATING EXPENSE LIMIT
SF Group Core Plus Fund	0.80%
SF Group Corporate Fixed Income Fund	0.85%
SF Group High Yield Fund	0.80%
SF Group Multi-Sector Fixed Income Fund	0.85%
SF Group Select Growth Equities Fund	1.25%
SF Group Short Duration Fixed Income Fund	0.75%

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